Summary of Director Compensation Program
(Effective July 1, 2021)

Annual Cash Retainer:	$60,000
Additional Annual Retainers:
Nominating, Governance and Sustainability Committee Chairperson	$20,000
Audit Committee Chairperson	$20,000
Talent, Development, and Compensation Committee Chairperson	$20,000
Non-Employee Chairman	$75,000
Initial Equity Grant	$100,000	(a)
Annual Equity Grant	$175,000	(b)
(a) Upon election to the Board, each non-employee director receives restricted stock units with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock unit grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.
(b) On the day following the annual meeting of shareholders, each director receives restricted stock units with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock unit grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.